Exhibit 23.1

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 20, 2015

YPF Sociedad Anónima

Macacha Güemes 515

C1106BKK Buenos Aires

Argentina

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton and to the inclusion of our third-party letter report dated January 14, 2015, and our three third-party letter reports dated March 3, 2015, as set forth under the sections “Item 4. Information on the Company–Exploration and Production Overview–Oil and Gas Reserves,” “Item 19. Exhibits,” and as Exhibit 99.1 in YPF Sociedad Anónima’s (YPF S.A.) report on Form 20-F for the year ended December 31, 2014, to be filed with the United States Securities and Exchange Commission (SEC).

Our third-party letter reports dated March 3, 2015, contain our independent estimates of the proved crude oil, condensate, natural gas liquids, gasoline, marketable gas, and oil-equivalent reserves (i) audited as of September 30, 2014, for certain selected properties in Argentina, (ii) audited as of December 31, 2014, for certain selected properties in Argentina, and (iii) estimated as of December 31, 2014, for certain selected properties in Argentina, in which YPF S.A. has represented that it holds interests. Our third-party letter report dated January 14, 2015, contains our independent estimates of the proved crude oil, condensate, natural gas liquids, sales gas, and oil-equivalent reserves audited as of December 31, 2014, of certain selected properties in the United States in which YPF S.A. has represented that it holds interests.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716